Exhibit 99

General Electric Company
Supplemental Financial Information

A. Financial Measures That Supplement Generally Accepted Accounting Principles

We sometimes use information derived from consolidated financial information but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Certain of these data are considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission rules. Specifically, we have referred to:

•	organic revenue growth in the third quarter of 2007

•	delinquency rates on certain financing receivables of the Commercial Finance and GE Money segments

The reasons we use these non-GAAP financial measures and their reconciliation to their most directly comparable GAAP financial measures follow.

Organic Revenue Growth

	Three months ended September 30
(In millions)	2007	2006	% change

GE consolidated continuing revenues as reported	$42,534	$37,874	12%
Less the effects of
Acquisitions, business dispositions (other than dispositions of businesses acquired for investment) and currency
exchange rates	3,026	1,253
GE consolidated revenues excluding the effects of acquisitions, business dispositions (other than dispositions of businesses acquired for investment) and currency exchange rates
(organic revenues)	$39,508	$36,621	8%

We believe that meaningful analysis of our financial performance requires an understanding of the factors underlying that performance and our judgments about the likelihood that particular factors will repeat. In some cases, short-term patterns and long-term trends may be obscured by large factors or events. For example, events or trends in a particular segment may be so significant as to obscure patterns and trends of our industrial or financial services businesses in total. For this reason, we believe that investors may find it useful to see our third quarter 2007 revenue growth without the effects of acquisitions, business dispositions and currency exchange rates.

(1)

Delinquency Rates on Certain Financing Receivables

Commercial Finance

	At
	9/30/07	(a)	12/31/06	9/30/06

Managed	1.35%		1.22%	1.33%
Off-book	0.72		0.52	0.59
On-book	1.50		1.42	1.55

GE Money

	At
	9/30/07	(a)	12/31/06	9/30/06

Managed	5.24%		5.21%	5.33%
Off-book	5.87		5.49	5.50
On-book	5.16		5.19	5.32

(a)	Subject to update.

We believe that delinquency rates on managed financing receivables provide a useful perspective of our portfolio quality and are key indicators of financial performance. Further, investors use such information, including the results of both the on-book and off-book securitized portfolios, which are relevant to our overall performance.

(2)

B. Selected Quarterly Information

(In millions; per-share amounts in dollars)	2007
GE Consolidated	First quarter	Second quarter	Third quarter

Revenues	$39,250	$42,378	$42,534

Earnings from continuing operations before income taxes	$6,211	$7,062	$5,705

Earnings from continuing operations	$4,960	$5,610	$5,086

Earnings (loss) from discontinued operations	(357)	(231)	453

Net earnings	$4,603	$5,379	$5,539

Per-share amounts - earnings from continuing operations
Diluted	$0.48	$0.54	$0.50
Basic	0.48	0.55	0.50

Per-share amounts - earnings (loss) from discontinued operations
Diluted	(0.03)	(0.02)	0.04
Basic	(0.03)	(0.02)	0.04

Per-share amounts - net earnings
Diluted	0.45	0.52	0.54
Basic	0.45	0.52	0.54

Earnings-per-share amounts are computed independently for earnings from continuing operations, earnings (loss) from discontinued operations and net earnings. As a result, the sum of per-share amounts from continuing operations and discontinued operations may not equal the total per-share amounts for net earnings.

(3)

(In millions; per-share amounts in dollars)	2006
GE Consolidated	First quarter	Second quarter	Third quarter	Fourth quarter	Total

Revenues	$35,569	$37,096	$37,874	$41,243	$151,782

Earnings from continuing operations
before income taxes	$4,974	$5,700	$5,624	$6,971	$23,269

Earnings from continuing operations	$3,993	$4,676	$4,749	$5,924	$19,342

Earnings from discontinued
operations	513	236	117	496	1,362

Net earnings	$4,506	$4,912	$4,866	$6,420	$20,704

Per-share amounts - earnings from
continuing operations
Diluted	$0.38	$0.45	$0.46	$0.57	$1.86
Basic	0.38	0.45	0.46	0.58	1.87

Per-share amounts - earnings
from discontinued operations
Diluted	0.05	0.02	0.01	0.05	0.13
Basic	0.05	0.02	0.01	0.05	0.13

Per-share amounts - net earnings
Diluted	0.43	0.47	0.47	0.62	1.99
Basic	0.43	0.47	0.47	0.62	2.00

Earnings-per-share amounts are computed independently for each quarter. As a result, the sum of the per-share amounts for each quarter may not equal the total year amount. Additionally, earnings-per-share amounts are computed independently for earnings from continuing operations, earnings from discontinued operations and net earnings. As a result, the sum of per-share amounts from continuing operations and discontinued operations may not equal the total per-share amounts for net earnings.

(4)

(In millions; per-share amounts in dollars)	2005
GE Consolidated	First quarter	Second quarter	Third quarter	Fourth quarter	Total

Revenues	$32,090	$33,210	$33,748	$37,369	$136,417

Earnings from continuing operations
before income taxes	$4,371	$4,633	$5,567	$6,443	$21,014

Earnings from continuing operations	$3,489	$3,832	$4,422	$5,509	$17,252

Earnings (loss) from discontinued
operations	746	599	410	(2,389)	(634)

Net earnings	$4,235	$4,431	$4,832	$3,120	$16,618

Per-share amounts - earnings from
continuing operations
Diluted	$0.33	$0.36	$0.42	$0.52	$1.63
Basic	0.33	0.36	0.42	0.52	1.63

Per-share amounts - earnings (loss)
from discontinued operations
Diluted	0.07	0.06	0.04	(0.23)	(0.06)
Basic	0.07	0.06	0.04	(0.23)	(0.06)

Per-share amounts - net earnings
Diluted	0.40	0.42	0.45	0.30	1.57
Basic	0.40	0.42	0.46	0.30	1.57

Earnings-per-share amounts are computed independently for each quarter. As a result, the sum of the per-share amounts for each quarter may not equal the total year amount. Additionally, earnings-per-share amounts are computed independently for earnings from continuing operations, earnings (loss) from discontinued operations and net earnings. As a result, the sum of per-share amounts from continuing operations and discontinued operations may not equal the total per-share amounts for net earnings.

(5)

C. Selected 2005 Quarterly Information

Increase (decrease); (in millions; per-share amounts in dollars)	2005
GE Consolidated (a)	First quarter	Second quarter	Third quarter	Fourth quarter	Total
Revenues
As reported	$31,930	$33,482	$33,798	$37,512	$136,722
Cut-off	173	(260)	(24)	(116)	(227)
Contract cost	(13)	(12)	(26)	(27)	(78)
Adjusted	$32,090	$33,210	$33,748	$37,369	$136,417

Earnings from continuing operations before income taxes
As reported	$4,310	$4,748	$5,589	$6,509	$21,156
Cut-off	67	(110)	(4)	(47)	(94)
Contract cost	(6)	(5)	(18)	(19)	(48)
Adjusted	$4,371	$4,633	$5,567	$6,443	$21,014

Earnings from continuing operations
As reported	$3,447	$3,908	$4,436	$5,552	$17,343
Cut-off	46	(73)	(3)	(31)	(61)
Contract cost	(4)	(3)	(11)	(12)	(30)
Adjusted	$3,489	$3,832	$4,422	$5,509	$17,252

Earnings (loss) from discontinued operations
As reported	$743	$600	$414	$(2,389)	$(632)
Cut-off	3	(1)	(4)	-	(2)
Adjusted	$746	$599	$410	$(2,389)	$(634)

Net earnings
As reported	$4,190	$4,508	$4,850	$3,163	$16,711
Cut-off	49	(74)	(7)	(31)	(63)
Contract cost	(4)	(3)	(11)	(12)	(30)
Adjusted	$4,235	$4,431	$4,832	$3,120	$16,618

Per-share amounts - earnings from continuing operations
Diluted, as reported	$0.32	$0.37	$0.42	$0.53	$1.64
Adjustment	-	(0.01)	-	-	(0.01)
Diluted, as adjusted	$0.33	$0.36	$0.42	$0.52	$1.63

Basic, as reported	$0.33	$0.37	$0.42	$0.53	$1.64
Adjustment	-	(0.01)	-	-	(0.01)
Basic, as adjusted	$0.33	$0.36	$0.42	$0.52	$1.63

Per-share amounts - earnings (loss) from discontinued operations
Diluted, as reported	$0.07	$0.06	$0.04	$(0.23)	$(0.06)
Adjustment	-	-	-	-	-
Diluted, as adjusted	$0.07	$0.06	$0.04	$(0.23)	$(0.06)

Basic, as reported	$0.07	$0.06	$0.04	$(0.23)	$(0.06)
Adjustment	-	-	-	-	-
Basic, as adjusted	$0.07	$0.06	$0.04	$(0.23)	$(0.06)

Per-share amounts - net earnings
Diluted, as reported	$0.39	$0.42	$0.46	$0.30	$1.57
Adjustment	-	(0.01)	-	-	(0.01)
Diluted, as adjusted	$0.40	$0.42	$0.45	$0.30	$1.57

Basic, as reported	$0.40	$0.43	$0.46	$0.30	$1.58
Adjustment	-	(0.01)	-	-	(0.01)
Basic, as adjusted	$0.40	$0.42	$0.46	$0.30	$1.57

Earnings-per-share amounts are computed independently for each quarter. As a result, the sum of the per-share amounts for each quarter may not equal the total year amount. Earnings-per-share amounts are computed independently for earnings from continuing operations, earnings (loss) from discontinued operations and net earnings. As a result, the sum of per-share amounts from continuing operations and discontinued operations may not equal the total per-share amounts for net earnings. Additionally, earnings-per-share amounts for the adjustment are computed independently. As a result, the sum of the as reported and adjustment per-share amounts may not equal the total adjusted amount.

(a)	As reported amounts reflect the Plastics, Advanced Materials, Lake and WMC businesses as discontinued operations.

(6)